EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-139983, No. 333-11142, No. 333-14957 and No. 333-52078) on Form S-8 of NCI Building Systems, Inc. and Affiliates of our report dated June 18, 2008, relating to the 2007 and 2006 financial statements of NCI 401(k) Profit Sharing Plan, which appears in this Form 11-K.

/s/ Ham, Langston & Brezina L.L.P.

Houston, Texas
June 18, 2008